EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-100184 and 333-151500 on Form S-8 of our report dated September 26, 2008, appearing in this Annual Report on Form 11-K of the PNM Resources, Inc. Employee Stock Purchase Plan for the year ended June 30, 2008.

/s/ GRANT THORNTON LLP

Albuquerque, New Mexico

September 26, 2008